SHILOH INDUSTRIES EXPANDS POSITION IN GLOBAL MAGNESIUM CROSS CAR BEAM PRODUCTS WITH COMPLETION OF RECENT ACQUISITION
VALLEY CITY, OHIO, USA, March 7, 2018 (GLOBE NEWSWIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise and vibration solutions, is now one of the leading global manufacturers of magnesium cross car beams with the completion of its Brabant Alucast Italy [site Verrés] and Brabant Alucast Netherlands [site Oss] acquisition.
The Company will double production capacity for magnesium castings with this addition and become one of the leading global manufacturers of magnesium cross car beams as well as one of the largest automotive magnesium suppliers worldwide.
“The acquisition is significant both strategically and operationally redefining our position in the industry by expanding our technology portfolio and enhancing our manufacturing capabilities”, said David Jaeger, senior vice president and managing director, CastLight®. “The new operations also bring aluminum casting capabilities, closing a gap in Shiloh’s European production needs.”
The Company has the ability to produce high-integrity, structural aluminum body, chassis and propulsion products across the three continents. Shiloh’s leading technologies continue to advance lightweighting globally, utilizing products with multi-material capabilities such as front-end carriers, cross car beams, suspension cradles and shock towers.
“Our growth in Europe is a result of the increasing demand for our innovative technologies and lightweighting solutions in both automotive and commercial vehicle applications,” said Ramzi Hermiz, president and chief executive officer. “We remain committed to providing world-class service and meeting the performance and safety needs of our customers in the region and around the world,” Hermiz continued. “Shiloh’s unique multi-material capabilities in aluminum, magnesium and steel allow maximum weight savings without compromising safety, strength, performance or the environment”.
Shiloh’s global footprint now includes 33 manufacturing facilities and technical centers spanning three continents with over 4,200 employees.
Investor Contact:
For inquiries, please contact Thomas Dugan, Vice President Finance and Treasurer at: 1-330-558-2600 or at investor@shiloh.com.
About Shiloh Industries:
Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market.  The Company designs and manufactures products within body structure, chassis and propulsion systems, leveraging one of the broadest portfolios in the industry. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. The Company has over 4,200 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.